Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CRAFTS, INC.

Crown Crafts, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.           The name of the corporation (hereinafter called the “Corporation”) is Crown Crafts, Inc.

2.           The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 6, 2003 (the “Certificate”).

3.           The Certificate is hereby amended by deleting the text of Article V thereof in its entirety and substituting in lieu thereof the following:

“ARTICLE V.

(a)           Authorized Shares of Capital Stock.  The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 40,000,000 shares, all of which shall be Series A common stock, with a par value of $0.01 per share (the “Series A Common Stock”).

(b)           Series A Common Stock.  The following is a statement of the preferences, limitations and relative rights in respect of the Series A Common Stock:

(i)           With respect to all such matters upon which stockholders are entitled to vote or give consent, each holder of Series A Common Stock shall be entitled to one (1) vote (in person or by proxy) for each share of Series A Common Stock held by such holder on the record date for the determination of stockholders entitled to vote.

(ii)           Subject to the provisions of applicable law, the holders of shares of Series A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

(iii)           In the event of a Liquidation (as hereinafter defined) or other similar event, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the assets of the Corporation shall be distributed ratably to the holders of Series A Common Stock in proportion to the number of shares held by them.  For purposes hereof, “Liquidation” shall mean the liquidation, dissolution or winding up of the Corporation, or such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole.”

4.           The amendment of the Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed and acknowledged by the undersigned on this 9th day of August, 2011.

By: /s/ E. Randall Chestnut
       E. Randall Chestnut,
       Chairman of the Board, President and
       Chief Executive Officer